Exhibit 99

National Lampoon, Inc. Announces Appointment of New President and CEO and Formation of Special Committee

LOS ANGELES--(BUSINESS WIRE)--December 18, 2008--National Lampoon, Inc. (NYSE Alternext US: NLN) announced today that on December 17, 2008 Daniel S. Laikin resigned as the Company’s Chief Executive Officer and President. The board of directors has appointed Timothy S. Durham to serve in these positions on an interim basis. Mr. Laikin continues to serve on the board of directors.

The Company also announced that the board of directors has formed a Special Committee for the purpose of conducting an investigation into the circumstances relating to the complaint and indictment filed by the Securities and Exchange Commission on December 15, 2008 against the company and Mr. Laikin. The members of the Special Committee are Mr. Durham and James P. Jimirro.

CONTACT:
National Lampoon, Inc.
Timothy S. Durham, 310-474-5252